CERTIFICATE OF AMENDMENT

OF

BY-LAWS

OF

FRANKLIN MONEY FUND

(changing name from “Franklin Money Fund” to “Franklin U.S. Government Money Fund”)

               The undersigned Vice President of Franklin Money Fund, a Delaware statutory trust (the “Trust” or “FMF”), does hereby certify:

               1.      That a majority of the Board of Trustees of the Trust (the “FMF Board”) approved an amendment to the By-Laws set forth in the following resolution at a meeting of the FMF Board duly held on May 19, 2015:

RESOLVED, that pursuant to the authority granted to the FMF Board under Article VIII, Section 2 of the By-Laws of such Trust and Article IV, Section 3(c) of the Agreement and Declaration of Trust of such Trust, the By-Laws of FMF are hereby amended, effective on or about November 1, 2015, by changing the current name of the Trust contained in the heading of such By-Laws, and every other place where such name appears, to “Franklin U.S. Government Money Fund.”

               2.      That pursuant to Article VIII, Section 2 of the By-Laws, which governs amendments of the By-Laws, the above amendment to the By-Laws is effective as of the time the Certificate of Amendment to the Certificate of Trust establishing such name change is effective in the State of Delaware.

               IN WITNESS WHEREOF, the undersigned Vice President of the Trust certifies as to the above as of the 23 day of October, 2015.

/s/ Karen L. Skidmore

Karen L. Skidmore

                                                            Vice President and Secretary

IMG # 1398568 v.3